Exhibit 99.1
FOR RELEASE AT 3:00 PM CDT
Contact: Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com
STRATTEC SECURITY CORPORATION
REPORTS FISCAL FIRST QUARTER RESULTS
Milwaukee, Wisconsin — October 23, 2008 — STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal first quarter ended September 28, 2008.
Net sales for the Company’s first quarter ended September 28, 2008 were $34.7 million, compared to net sales of $42.7 million for the prior year quarter ended September 30, 2007. Net income for the period was $38,000, compared to net income of $2.4 million in the prior year quarter. Diluted earnings per share for the period were $.01 compared to diluted earnings per share of $.69 in the prior year quarter. The lower sales and net income for the quarter can be attributed primarily to the significant decline in our customers’ production schedules. That decline is a direct result of the economic crisis in North America and other major markets in the rest of the world. The lack of credit available to consumers and vehicle dealerships has now outstripped the cost of gasoline as the primary negative driver in new vehicle sales. We expect to experience reduced sales levels and operating results for the remaining three quarters of our fiscal year based on these issues.
Sales to STRATTEC’s largest customers overall decreased in the current quarter compared to the prior year quarter levels. Sales to Chrysler LLC were $7.1 million in the current quarter compared to $10.6 million in the prior year quarter due to a combination of lower vehicle production volume and reduced component content in the products we supply. Sales to General Motors Corporation were $12.3 million compared to $12.5 million due to the positive impact of the takeover of certain passenger car lockset production from another supplier, offset by lower vehicle production volumes for trucks and SUV’s. Sales to Delphi Corporation were $2.0 million compared to $4.0 million due primarily to lower production volumes. Sales to Ford Motor Company were $2.3 million compared to $5.5 million due to lower Ford vehicle production volumes.
Gross profit margins were 15.7 percent in the current quarter compared to 19.6 percent in the prior year quarter. The lower gross profit margin in the current year quarter compared to the prior year quarter were primarily the result of our customers’ reduced vehicle production volumes which lowered overhead absorption of our manufacturing costs.
Operating expenses were $6.0 million in the current quarter, compared to $5.8 million in the prior year quarter.

During the first quarter, the Company repurchased 173,038 STRATTEC SECURITY CORPORATION shares under the Company’s stock repurchase program at a cost of $5,714,000.
At the Company’s 2008 Annual Meeting held on October 7, 2008, STRATTEC Shareholders re-elected both Michael J. Koss and David R. Zimmer to the Company’s Board of Directors for an additional three-year term.
STRATTEC designs, develops, manufactures and markets mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches and related access control products for North American automotive customers, and for global automotive manufacturers through the VAST Alliance in which it participates with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan. The Company’s history in the automotive business spans 100 years.
Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.” Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)
(Unaudited)

	First Quarter Ended
	September 28, 2008	September 30, 2007
Net Sales	$34,731	$42,739
Cost of Goods Sold	29,289	34,345

Gross Profit	5,442	8,394

Engineering, Selling & Administrative Expenses	5,952	5,793

(Loss) Income from Operations	(510)	2,601

Interest Income	318	913
Interest Expense	—	—
Other Income, Net	223	308
Minority Interest	(182)	49

	(151)	3,871

(Benefit) Provision for Income Taxes	(189)	1,452

Net Income	$38	$2,419

Earnings Per Share:
Basic	$0.01	$0.69

Diluted	$0.01	$0.69

Average Basic Shares Outstanding	3,332	3,519

Average Diluted Shares Outstanding	3,340	3,525

Other
Capital Expenditures	$5,316	$1,746
Depreciation & Amortization	$1,380	$1,738

STRATTEC SECURITY CORPORATION
Condensed Balance Sheet Data
(In Thousands)

	September 28, 2008	June 29, 2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$41,058	$51,501
Receivables, net	21,899	23,518
Inventories	10,625	10,269
Other current assets	19,123	17,978

Total Current Assets	92,705	103,266
Deferred Income Taxes	3,684	3,684
Investment in Joint Venture	3,861	3,642
Prepaid Pension Cost	655	758
Other Long Term Assets	24	27
Property, Plant and Equipment, Net	33,920	30,336

	$134,849	$141,713

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$15,126	$15,974
Other	17,430	16,965

Total Current Liabilities	32,556	32,939
Borrowings Under Line of Credit Facility	—	—
Accrued Pension and Post Retirement Obligations	12,212	12,389
Minority Interest	1,134	953
Shareholders’ Equity	242,520	242,843
Accumulated Other Comprehensive Loss	(17,948)	(17,495)
Less: Treasury Stock	(135,625)	(129,916)

Total Shareholders’ Equity	88,947	95,432

	$134,849	$141,713

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)
(Unaudited)

	First Quarter Ended
	September 28, 2008	September 30, 2007
Cash Flows from Operating Activities:
Net Income (Loss)	$38	$2,419
Adjustment to Reconcile Net Income (Loss) to Cash Used in Operating Activities:
Minority Interest	186	(61)
Depreciation and Amortization	1,380	1,738
Stock Based Compensation Expense	128	313
Change in Operating Assets/Liabilities	(771)	(3,419)
Other, net	(113)	(218)

Net Cash Provided by Operating Activities	848	772

Cash Flows from Investing Activities:
Investment in Joint Ventures	(125)	—
Additions to Property, Plant and Equipment	(5,316)	(1,746)

Net Cash Used in Investing Activities	(5,441)	(1,746)

Cash Flow from Financing Activities:
Purchase of Common Stock	(5,714)	—
Dividends Paid	(521)	(4,050)
Loan from Minority Interest	375	—
Contribution from Minority Interest	—	349
Exercise of Stock Options and Employee Stock Purchases	10	7

Net Cash Used in Financing Activities	(5,850)	(3,694)

Net Decrease in Cash & Cash Equivalents	(10,443)	(4,668)

Cash and Cash Equivalents:
Beginning of Period	51,501	65,491

End of Period	$41,058	$60,823